Exhibit 3.14

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PI 2 PELICAN STATE LLC

PI 2 PELICAN STATE LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“JV Subsidiary LLC Agreement”) of PI 2 PELICAN STATE LLC, a Delaware limited liability company (“JV Subsidiary”), dated as of August 13, 2009, by APT Intermediate Holdco LLC, a Delaware limited liability company (the “Member”).

PRELIMINARY STATEMENTS

JV Subsidiary was formed as a limited liability company under and pursuant to the provisions of the Act (as hereinafter defined), pursuant to the filing of the Certificate (as hereinafter defined) on February 4, 2009.

On July 30, 2009, pursuant to an Assignment and Assumption Agreement by and between the Member and American Petroleum Tankers LLC, a Delaware limited liability company and sole member of the Member (“APT LLC”), APT LLC contributed to the Member all of APT LLC’s membership interests in the JV Subsidiary, resulting in the Member being the sole holder of membership interests of the JV Subsidiary.

APT LLC entered into a Limited Liability Company Agreement of JV Subsidiary on February 4, 2009 (the “Initial LLC Agreement”). As the current sole member of the JV Subsidiary, the Member wishes to amend and restate the Initial LLC Agreement pursuant to this JV Subsidiary LLC Agreement.

Section 1. Definitions.

(a) As used in this JV Subsidiary LLC Agreement, capitalized terms defined in this JV Subsidiary LLC Agreement shall have the meanings set forth herein, and capitalized terms that are defined in the Member’s Limited Liability Company Agreement dated as of August 13, 2009 (the “Holdco LLC Agreement”) shall have the meanings set forth therein.

(b) The following terms shall have the following meanings when used herein:

“Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, §§ 18-101 et seq. and any successor statute, as the same may be amended from time to time.

“APT LLC Agreement” means the LLC Agreement of APT LLC, dated as of August 7, 2006, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware on February 4, 2009, to form JV Subsidiary pursuant to the Act, as amended, modified, supplemented or restated from time to time, as the context requires.

“Dissolution Events” is defined in Section 16.

“Membership Interest” or “Interest” means the entire ownership interest in JV Subsidiary and the right to receive regular and liquidating distributions to the extent provided in this JV Subsidiary LLC Agreement, the right to participate in the management of the business and affairs of JV Subsidiary as set forth herein, including the right to vote on, consent to, or otherwise participate in any decision or action of or by JV Subsidiary granted pursuant to this JV Subsidiary LLC Agreement and the Act.

“Permitted Assets” means (a) a Vessel and any Approved Charters associated therewith and any other assets necessary or desirable for the proper operation and maintenance of such Vessel, (b) Financial Investments, and (c) Hedge Agreements.

Section 2. Rules of Construction. This JV Subsidiary LLC Agreement and the definitions referred to in Section 1(a) shall be governed by, and construed in accordance with, the rules of construction set forth in Section 2 of the Holdco LLC Agreement.

Section 3. Name. The name of JV Subsidiary shall be “PI 2 Pelican State LLC” and all business of JV Subsidiary shall be conducted in such name. The Member may change the name of JV Subsidiary at any time.

Section 4. Purpose; Powers; Authorization. The purposes of JV Subsidiary are limited to: (a) acquiring, owning, holding, forming, selling, leasing, transferring, exchanging, operating and managing, making investments in, participating in, disposing of, and exercising rights with respect to, Permitted Assets; (b) engaging directly in, or entering into any agreement or other Contractual Obligation to engage directly or indirectly in, any business activity that is directly or indirectly related to the activities described in clause (a) above; (c) engaging in such additional business activities as are permitted under this JV Subsidiary LLC Agreement or otherwise as the Member, in accordance with the Holdco LLC Agreement, may direct in writing; (d) becoming a party to, and performing its obligations under, the Vessel Management Agreements, the Vessel Debt Documents and any other agreement required to be entered into therewith or otherwise required to engage directly or indirectly in any business permitted hereby and by the Transaction Documents; and (e) engaging in activities related or incidental to the foregoing. Subject to Section 12, JV Subsidiary shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of JV Subsidiary set forth in this Section 4.

Section 5. Principal Place of Business; Registered Office. The principal place of business of the JV Subsidiary shall be at 345 Park Avenue, 29th Floor, New York, New York 10154. The registered office of JV Subsidiary in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE, or any successor office designated by the Member by filing an amendment to the JV Subsidiary’s Certificate of Formation.

Section 6. Registered Agent. The name and address of the registered agent for service of process on JV Subsidiary in the State of Delaware shall be Corporation Service Company, with its address at 2711 Centerville Road, Suite 400, Wilmington, Delaware, or any successor as appointed by the Managing Member in accordance with the Act.

Section 7. Term. The term of JV Subsidiary commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until the winding up and liquidation of JV Subsidiary and the completion of its business following a Dissolution Event as provided in Section 16 hereof.

Section 8. Member. At no time may JV Subsidiary have more than one member. The Member shall be the only Member of the JV Subsidiary.

Section 9. Capital Contributions. The Member may contribute cash or other property to JV Subsidiary as it shall decide, from time to time, provided that any such contribution is permissible under Section 4 hereof.

Section 10. Tax Characterization and Returns. For so long as the Member is the sole member of JV Subsidiary, it is the intention of the Member that JV Subsidiary be disregarded for federal income tax and all relevant state tax purposes and that the Member is hereby authorized to file any necessary elections with any tax authorities.

Section 11. Management. The management of JV Subsidiary shall be vested solely in the Member, which shall have all powers to control and manage the business and affairs of JV Subsidiary and may exercise all powers of JV Subsidiary. The Member has delegated certain of its managerial responsibilities hereunder as more specifically set forth in the Vessel Management Agreements.

Section 12. Restrictions on Authority of the Member and Activities of JV Subsidiary.

(a) Indebtedness. The Member shall not cause or permit JV Subsidiary to, nor shall JV Subsidiary, incur, assume or obligate itself by contract for any obligations owing by JV Subsidiary other than the Indebtedness under the Vessel Debt Documents and Indebtedness permitted to be incurred under the Vessel Debt Documents.

(b) Mergers. Except as permitted by the Transaction Documents, the Member shall not cause or permit JV Subsidiary to, nor shall JV Subsidiary, legally merge or consolidate with or into any Person.

(c) Business Activities. The Member shall not cause or permit JV Subsidiary to, nor shall JV Subsidiary, engage in any activities other than those described in Section 4.

(d) Voluntary Bankruptcy. The Member shall not cause or permit JV Subsidiary, nor shall JV Subsidiary, commence any Voluntary Bankruptcy of JV Subsidiary.

(e) Additional Activities. Notwithstanding anything to the contrary contained herein, the Member shall not cause or permit JV Subsidiary to, nor shall JV Subsidiary, take any action which is prohibited to be taken pursuant to the Holdco LLC Agreement.

Section 13. Distributions. The Member may cause JV Subsidiary to distribute any cash held by it or any other JV Subsidiary property that is neither reasonably necessary for the operation of JV Subsidiary nor in violation of Sections 18-607 or 18-804 of the Act to the Member at any time.

Section 14. Transfer. The Member shall not Dispose of all or any part of its Membership Interest except as permitted under the Holdco LLC Agreement.

Section 15. Distributions upon Dissolution. Upon the occurrence of a Dissolution Event, the Member shall be entitled to receive, after paying or making reasonable provision for all of JV Subsidiary’s creditors to the extent required by Section 18-804 of the Act, the remaining JV Subsidiary property.

Section 16. Dissolution. JV Subsidiary shall dissolve, and commence winding up and liquidating upon the first to occur of any of the following (collectively, “Dissolution Events”):

(a) The Member shall have given its consent for JV Subsidiary to dissolve;

(b) a judicial dissolution of JV Subsidiary pursuant to Section 18-802 of the Act; and

(c) such time as there are no members of JV Subsidiary (provided, that if within ninety days following any event terminating the continued membership of the Member, the Personal Representative (as defined in the Act) of the Member agrees in writing to continue JV Subsidiary and to admit itself or some other Person as a member of JV Subsidiary effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then JV Subsidiary shall not be dissolved and its affairs shall not be wound up).

Anything in this JV Subsidiary LLC Agreement to the contrary notwithstanding, for so long as any Obligation of JV Subsidiary is outstanding: (i) the Bankruptcy of the Member shall not cause the Member to cease to be a member of JV Subsidiary and upon the occurrence of such Bankruptcy, the business of JV Subsidiary shall continue without dissolution; (ii) the Member waives any right that it might have under Section 18-801(b) of the Act to agree in writing to dissolve JV Subsidiary upon the Bankruptcy of the Member or the occurrence of any event that causes the Member to cease to be a member of JV Subsidiary and (iii) the existence of JV Subsidiary as a separate legal entity shall continue until the cancellation of its Certificate as provided in the Act.

Section 17. Withdrawal. the Member shall not withdraw from JV Subsidiary in respect of its Membership Interest.

Section 18. Separateness Covenants. JV Subsidiary covenants that:

(a) It shall: (i) maintain and prepare separate financial reports and financial statements, showing its assets and liabilities separate and apart from those of any other Person, and will not have its assets listed on the financial statement of any other Person; provided, however, that its assets may be included on a consolidated financial statement of its parent if: (A) such consolidated financial statement shall contain a footnote to the effect that JV Subsidiary’s assets are owned by JV Subsidiary, and (B) such assets shall be listed on JV Subsidiary’s own balance sheet; (ii) maintain its own books and records and bank accounts separate from those of any other Person; (iii) shall not commingle or pool any of its funds and other assets with those of any Affiliate, any member or any Affiliate of any member or any other Person, and it shall hold all of its assets in its own name; (iv) not guarantee, become obligated for, or hold itself or its credit out to be responsible for, or available to satisfy, the debts or obligations of any other Person or control the decisions or actions respecting the daily business or affairs of any other Person (except as provided for in or permitted under the Transaction Documents); (v) not acquire equity interests of any Affiliate or of any member or any of its Affiliates (other than Permitted Assets and except as otherwise provided for in or permitted under this JV Subsidiary LLC Agreement or the other Transaction Documents); (vi) maintain its assets in such a manner that it is not difficult to segregate, identify or ascertain such assets; (vii) shall not issue any minority equity interests; (viii) not assume, guarantee or pay the debts or obligations of any other Person or otherwise pledge its assets for the benefit of any other Person except as otherwise contemplated by the Transaction Documents; and (ix) maintain arm’s-length relationships with each of its Affiliates and not enter into business transactions with any of them unless such transactions are on terms and conditions that are not materially more or less favorable to such Affiliate than the terms and conditions that would be expected to have been obtained, under similar circumstances, from Persons who are not Affiliates; it being understood that the entering into of any Transaction Document and the performance thereof in accordance with its terms satisfies such standard.

(b) It has done, or caused to be done, and shall do, all things necessary to observe all Delaware limited liability company formalities and other organizational formalities, and preserve its existence.

(c) JV Subsidiary shall not be consensually merged or legally consolidated with any other Person (other than certain Affiliates for financial reporting and federal tax purposes).

(d) JV Subsidiary shall not permit or suffer to exist any Liens on its assets other than Permitted Encumbrances.

Section 19. Limited Liability. the Member shall have no liability for any Obligations of JV Subsidiary except to the extent expressly required by the Act.

Section 20. Applicability of Article 8 of UCC; Certificates of Membership Interest. The Member hereby specifies, acknowledges and agrees that all Membership Interests are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. The Membership Interests shall be represented by certificates substantially in the form attached hereto as Exhibit A, shall be recorded in a register thereof maintained by JV Subsidiary, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Member may from time to time determine.

Section 21. Right of Transferee to Become Member. In accordance with Section 18-704 of the Act, upon the transfer of Membership Interests to a transferee in connection with the exercise of such transferee’s rights and remedies, the transferee shall have the right, but not the obligation, to become a member of JV Subsidiary without the approval of any other member of JV Subsidiary.

Section 22. Amendment. This JV Subsidiary LLC Agreement may be amended only in a writing signed by the Member and subject to the terms and conditions of the Holdco LLC Agreement.

Section 23. Enforceability of Agreement. Notwithstanding any other provision of this JV Subsidiary LLC Agreement to the contrary, the Member hereby agrees that this JV Subsidiary LLC Agreement constitutes a legal, valid and binding agreement of the Member.

Section 24. Governing Law. THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD PURPORT TO APPLY THE LAW OF ANY OTHER JURISDICTION) SHALL GOVERN THE VALIDITY OF THIS JV SUBSIDIARY LLC AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBER OR MEMBERS OF JV SUBSIDIARY.

Section 25. Severability. Any provision of this JV Subsidiary LLC Agreement that is prohibited by or unenforceable in any relevant jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned Member has caused this Limited Liability Company Agreement to be executed as of the day and year first above written.

APT INTERMEDIATE HOLDCO LLC, the Sole Member

By: American Petroleum Tankers LLC, its Sole Member

By: Blackstone Capital Partners V USS, L.P., its Managing Member

By: Blackstone Management Associates V USS L.L.C., its General Partner

By: BMA V USS L.L.C., its Sole Member

By:	/s/ David I. Foley
	Name:	David I. Foley
	Title:	Senior Managing Director

Exhibit A

Form of Membership Interest Certificate

MEMBERSHIP INTEREST CERTIFICATE OF

P12 PELICAN STATE LLC

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND COMPANY MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER, OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN P1 2 PELICAN STATE LLC AND SHALL CONSTITUTE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.

Certificate No.2	100% of Interests

P12 PELICAN STATE LLC, a Delaware limited liability company (the “Company”), hereby certifies that APT INTERMEDIATE HOLDCO LLC a Delaware limited liability company (the “Holder”), is the registered owner of 100% of the limited liability company interests in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF JULY 30, 2009 (as amended and modified from time to time, the “Agreement”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS AND TO THE EXTENT DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Managing Member as of July 30, 2009.

P12 PELICAN STATE LLC

By:	INTERMEDIATE HOLDCO LLC, its Sole Member

By:	AMERICAN PETROLEUM TANKERS LLC, its Sole Member

By:	BLACKSTONE CAPITAL PARTNERS V USS, L.P., its Managing Member

By:	BLACKSTONE MANAGEMENT ASSOCIATES V USS LL.C., its General Partner

By:	BMA V USS LL.C., its Sole Member

By:
	Name:	David I. Foley
	Title:	Senior Managing Director

(REVERSE SIDE OF MEMBERSHIP INTEREST CERTIFICATE OR

PI 2 PELICAN STATE LLC)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                               (print or type name of Transferee),                                          (insert Social Security or taxpayer identification number of Transferee), the following specified percentage of Interests:                      (identify the percentage of Interests being transferred), and irrevocably constitutes and appoints                         , as attorney-in-fact, to transfer the same on the books and appoints and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)

Dated:	Address:

FIRST AMENDMENT

TO

THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF PI 2 PELICAN STATE LLC

This Amendment, dated as of May 14, 2010 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement, dated as of August 13, 2009, (such agreement, as amended, supplemented or otherwise modified through the date hereof, the “Operating Agreement”), of PI 2 Pelican State LLC, a Delaware limited liability company (the “Company”). Unless otherwise indicated, all terms used, but not defined, in this Amendment shall have the meanings assigned to them in the Operating Agreement.

WHEREAS, APT Intermediate Holdco LLC, the sole Member of the Company (the “Member”), desires to amend the Operating Agreement pursuant to the power conferred in Section 22 of the Operating Agreement, to allow the Member to appoint and dismiss officers, attorneys and agents on behalf of the Company, and engage and dismiss any and all persons providing legal, accounting or financial services to the Company, or such other persons as the Member deems necessary or desirable for the management and operation of the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Section 11 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

“Management. The management of JV Subsidiary shall be vested solely in the Member, which shall have all powers to control and manage the business and affairs of JV Subsidiary and may exercise all powers of JV Subsidiary. The Member may appoint (and dismiss from appointment) officers, attorneys and agents on behalf of JV Subsidiary, and engage (and dismiss from engagement) any and all Persons providing legal, accounting or financial services to JV Subsidiary, or such other Persons as the Member deems necessary or desirable for the management and operation of JV Subsidiary. The Member has delegated certain of its managerial responsibilities hereunder as more specifically set forth in the Vessel Management Agreement.”

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IN WITNESS WHEREOF, the undersigned Member has caused this Amendment to be executed as of the day and year first above written.

APT INTERMEDIATE HOLDCO LLC

By:	American Petroleum Tankers Parent LLC, its Sole Member

By:	American Petroleum Tankers Holding LLC, its Sole Member

By:	Blackstone Capital Partners V USS, L.P., its Managing Member

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ David I. Foley

Name:	David I. Foley
Title:	Senior Managing Director